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Exhibit 99

NEWS
CONTACTS:		FOR IMMEDIATE RELEASE
Investors Josh Hirsberg 702.699.5269 hirsbergj@parkplace.com	Media Robert W. Stewart 702.699.5043 stewartr@parkplace.com

Park Place names Wallace R. Barr
President and Chief Executive Officer

Board accepts resignation of former CEO Thomas E. Gallagher

        LAS VEGAS, November 19, 2002—Park Place Entertainment Corporation (NYSE:PPE) announced today that Thomas E. Gallagher has resigned as President, Chief Executive Officer and a member of the company's Board of Directors, effective immediately. The Board today named Chief Operating Officer Wallace R. Barr to succeed Gallagher as President and Chief Executive Officer.

        "Tom made significant contributions to Park Place during his tenure," said Stephen F. Bollenbach, chairman of Board of Directors. "He led the company through the difficult times that followed September 11 and put in place a very capable and experienced management team. As a result of Tom's stewardship, Park Place is financially strong and well-positioned to compete going forward. We thank Tom for his dedication," Bollenbach added.

        "We are pleased that Wally Barr has accepted the challenge of leading Park Place to new levels," Bollenbach said. "His accomplishments in the industry are many and well known, and the company's dominant position in the Atlantic City market is a testament to Wally's skill, ability and leadership. Wally takes on his new responsibilities with the full support of the Board."

        Park Place Entertainment owns, manages or has an interest in 28 gaming properties operating under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, 29,000 hotel rooms and 55,000 employees worldwide.

        Additional information on Park Place Entertainment can be accessed through the company's web site at www.parkplace.com.

        NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA, free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, statements of belief, and/or statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2001 and the company's quarterly reports on Form 10-Q for the quarters ending March 31, 2002, June 30, 2002 and September 30, 2002. These reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Park Place names Wallace R. Barr President and Chief Executive Officer